© Health Catalyst. Confidential and Proprietary. Health Catalyst Q3 2023 Financial Highlights & Key Themes 1 • Announced meaningful new DOS client partnership with Accountable Health Partners, a Clinically Integrated Network in greater Rochester with roughly 400,000 patients • Accountable Health Partners will leverage the DOS data platform, including Healthcare.AI, and a subset of applications, such as MeasureAble, along with Professional Services expertise, in an effort to improve its operations across clinical, financial and operational use cases • We are honored that Accountable Health Partners has entrusted us to provide technology and professional services to support their mission, and we look forward to supporting the realization of meaningful improvements that they will achieve through our partnership • Our operating environment continues to align with what we shared in prior quarters, with slight improvement in recent months • This translated to a strong bookings performance YTD that was consistent with our expectations through Q3 2023 • Entering Q4 2023, our pipeline continues to grow and our anticipated Q4 2023 bookings are also in line with our previously shared expectations • Q4 2023 is anticipated to be a large bookings quarter, consistent with our commentary since the beginning of the year and with what we have experienced historically • We anticipate the largest component of our Q4 2023 bookings will be from our tech-enabled managed services offering, supported by our robust pipeline in this offering • We continue to feel confident in our mid-term targets, which include a reacceleration of our revenue growth rate in 2024, a 10% Adjusted EBITDA margin in 2025 and meaningful positive adjusted free cash flow in 2025, as well as our long-term revenue growth target of 20%+ and long-term Adjusted EBITDA margin target of 20%+ • Total Revenue: $73.8M; actual results exceeded guidance midpoint (range of $70.2M to $74.2M) • Adjusted EBITDA: $2.0M; actual results exceeded guidance midpoint (range of $0M to $2.5M) • Adjusted EBITDA margin of ~3%, which represents an improvement of ~900 basis points compared to Q3 2022 Q3 2023 Revenue and Profitability 2023 Guidance and Bookings Expectations Key Themes • We are raising the guidance range for FY 2023 Revenue and reiterating the guidance range for Adjusted EBITDA • 2023 Total Revenue range updated to $291.0M to $296.0M (up $0.5M compared to midpoint of prior guidance of $290.5M to $295.5M) • 2023 Adjusted EBITDA range unchanged at $10.0M to $12.0M • We reiterate our FY 2023 bookings expectations, inclusive of net new DOS subscription client additions in the low double digits & dollar-based retention rate of 102% to 110% Recent New DOS Client Win